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                                    EXHIBIT 5


























































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                                October 18, 1995

The Summit Bancorporation
One Main Street
Chatham, New Jersey 07928

Attn: John F. Kuntz, Esq.
      Corporate Secretary and General Counsel

     Re: Form S-8 Registration Statement - The Summit Bancorporation -- Crestmont Financial Corp. Incentive Stock Option Plan and Compensatory Stock Option Plan

Dear Mr. Kuntz:

     We are rendering this opinion as counsel for The Summit Bancorporation (the "Company") in connection with the registration and issuance of 112,469 shares of Common Stock of the Company (the "Securities") pursuant to a Registration Statement to be filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

     In connection with the foregoing, we have participated in the preparation of, and have reviewed the Registration Statement. In addition, we have examined originals or copies identified to our satisfaction as being the true copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing under the laws of State of New Jersey;

     2.   The issuance and sale of the Securities have been validly authorized;
          and

     3. The Securities, when issued and sold, will be legally issued, fully paid and non-assessable.

     We hereby consent to all references to us in the Registration Statement, including any prospectus relating thereto, and to the inclusion of a duplicate original of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /S/ Bourne, Noll & Kenyon P.A.

                                   BOURNE, NOLL & KENYON
                                   A Professional Corporation

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